                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                 March 15, 2001
          ------------------------------------------------------------
                Date of Report (Date of earliest event reported)


                             Arch Capital Group Ltd.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Bermuda                      0-26456                            N/A
--------------------------------------------------------------------------------
  (State or other          (Commission File Number)           (I.R.S. Employer
  jurisdiction of                                            Identification No.)
  incorporation or
  organization)



                 20 Horseneck Lane, Greenwich, Connecticut 06830
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:

                                 (203) 862-4300

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS

     On February 28, 2001, Arch Capital Group Ltd., a Bermuda corporation ("ACGL"), acquired all of the capital stock of American Independent Insurance Holding Company ("AIHC"), a Pennsylvania corporation. Prior to this date, AIHC was one of ACGL's investee companies.

     The acquisition was made pursuant to the terms and subject to the conditions set forth in a certain reorganization agreement (the "Reorganization Agreement"), dated as of December 31, 2000, by and among AIHC, Lewis Small, Richard Small Voting Trust, David Wilstein, Leonard Wilstein, Denise Wilstein, Gary Wilstein, Ronald Wilstein, BCI Holdings, Inc., American Independent Company Voting Trust (together with Lewis Small, Richard Small Voting Trust, David Wilstein, Leonard Wilstein, Denise Wilstein, Gary Wilstein, Ronald Wilstein and BCI Holdings, Inc., (the "Selling Stockholders"), TDH Capital Partners, a Delaware business trust ("TDHCP"), TDH III, L.P., a Delaware limited partnership ("TDH III" and, together with TDHCP, "TDH"), and ACGL, the execution version of which is set forth as an exhibit hereto.

     As more fully described in the Reorganization Agreement, ACGL purchased a portion of the common shares of AIHC held by the Selling Stockholders for $1.25 million. The remainder of the outstanding common shares of AIHC were redeemed by ACGL in exchange for the right to receive a distribution with respect to any proceeds received as a result of the final adjudication or settlement of certain lawsuits to which AIHC, as a plaintiff, is currently involved (the "Lawsuits"). TDH also returned certain warrants to purchase AIHC common shares for cancellation and forgave the obligations owing to it under certain notes issued by AIHC in an aggregate principal amount of $4.0 million in exchange for the right to receive a distribution with respect to any proceeds received as a result of the final adjudication or settlement of the Lawsuits. Immediately after the foregoing transactions, ACGL contributed notes issued by AIHC in an aggregate principal amount of $8.5 million to the capital of AIHC and returned certain warrants to purchase AIHC common shares for cancellation.

     Immediately after the closing of the transaction, ACGL made a capital contribution to AIHC which, in turn, made a capital contribution to its operating insurance company subsidiary, American Independent Insurance Company ("AIIC") in the amount of $11.0 million.

     In addition, pursuant to a letter agreement dated as of December 28, 2000, between Folksamerica Reinsurance Company ("Folksamerica"), ACGL and AIHC, Folksamerica agreed to release AIIC from the reinsurance commitments transferred to Folksamerica under the letter dated as of February 16, 2000 from Arch Reinsurance Company to AIIC at a cost to AIIC of $1.5 million.

ITEM 7.       FINANCIAL STATEMENTS AND OTHER EXHIBITS

(a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

   Audited Consolidated Financial Statements of AIHC:

     Independent Auditors' Report
     Consolidated Balance Sheets - December 31, 2000, 1999 and 1998 Consolidated Statements of Operations and Comprehensive Loss - For the Years Ended December 31, 2000, 1999 and 1998
     Consolidated Statements of Changes in Stockholders' Deficit - For the Years Ended December 31, 2000, 1999 and 1998
     Consolidated Statements of Cash Flows - For the Years Ended
     December 31, 2000, 1999 and 1998
     Notes to the Consolidated Financial Statements - For the Years Ended December 31, 2000, 1999 and 1998

(b)   PRO FORMA FINANCIAL INFORMATION.

   Unaudited Pro Forma Condensed Combined Financial Statements of ACGL and AIHC:

     Unaudited Pro Forma Condensed Combined Statement of Financial Condition - December 31, 2000
     Unaudited Pro Forma Condensed Combined Statement of Income - For the Year Ended December 31, 2000
     Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(c)   EXHIBITS.

      10.1.Reorganization Agreement, dated as of December 31, 2000, by and among AIHC, the Selling Stockholders, TDH and ACGL (filed as an exhibit to our Report on Form 8-K, as filed with the SEC on March 15, 2001, and incorporated by reference).

      23   Consent of Independent Public Accountants.

      99.1.Press Release, dated January 3, 2001.

      99.2.Press Release, dated February 28, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 ARCH CAPITAL GROUP LTD.

Date:  May 14, 2001              By:      /s/ Debra M. O'Connor
                                          ----------------------
                                          Debra M. O'Connor
                                          Senior Vice President, Controller
                                          and Treasurer

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                             Page
                                                                                                         -------------
Audited Consolidated Financial Statements of AIHC:

Independent Auditors' Report                                                                                        5
Consolidated Balance Sheets - December 31, 2000, 1999 and 1998                                                      6
Consolidated Statements of Operations and Comprehensive Loss - For the Years Ended December 31, 2000,
1999 and 1998                                                                                                       7
Consolidated Statements of Changes in Stockholders' Deficit - For the Years Ended December 31, 2000,
1999 and 1998                                                                                                       8
Consolidated Statements of Cash Flows - For the Years Ended December 31, 2000, 1999 and 1998                        9
Notes to the Consolidated Financial Statements - For the Years Ended December 31, 2000, 1999 and 1998           10-26

Pro Forma Financial Information:

Unaudited Pro Forma Condensed Combined Financial Statements of ACGL and AIHC:

Unaudited Pro Forma Condensed Combined Statement of Financial Condition - December 31, 2000                        28
Unaudited Pro Forma Condensed Combined Statement of Income - For the Year Ended December 31, 2000                  30
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements                                        32-33

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
American Independent Insurance
  Holding Company and Subsidiaries
Plymouth Meeting, Pennsylvania

We have audited the accompanying consolidated balance sheets of American Independent Insurance Holding Company and Subsidiaries as of December 31, 2000, 1999, and 1998, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Independent Insurance Holding Company and Subsidiaries, as of December 31, 2000, 1999, and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Saslow Lufkin & Buggy, LLP

May 11, 2001
Hartford, Connecticut

         AMERICAN INDEPENDENT INSURANCE HOLDING COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 2000, 1999, AND 1998


                                     ASSETS

                                                                       2000                 1999                 1998
                                                                       ----                 ----                 ----
Investments:
     Fixed maturities at market (cost, $7,654,160,
         $9,421,391, and $2,961,125 at 2000, 1999,
         and 1998, respectively)                                      $  7,465,712         $  9,163,398         $  2,995,018
     Equity securities at market (cost $224,403 and
         $175,000 at 2000 and 1999, respectively)                          208,658              155,313                    -
     Short term investments at cost                                      6,318,930            4,206,199            2,464,938
     Real estate at amortized cost (net of accumulated
         depreciation of $143,731)                                               -                    -            3,343,466
                                                                -------------------  -------------------  -------------------
         Total investments                                              13,993,300           13,524,910            8,803,422

Cash                                                                     1,101,137              452,138            5,034,582
Premiums receivable                                                     36,000,618           21,369,015           21,267,547
Reinsurance recoverable                                                 41,084,648           27,990,249           23,440,305
Prepaid insurance                                                       28,984,955           18,597,325           18,467,885
Property and equipment, net                                              1,382,457            1,192,448            1,325,462
Deferred acquisition costs, net                                          1,975,539            1,344,954            1,290,606
Prepaids and other assets                                                  601,195            1,669,122            1,543,313
                                                                -------------------  -------------------  -------------------
         Total assets                                                $ 125,123,849        $  86,140,161        $  81,173,122
                                                                ===================  ===================  ===================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Unpaid losses and loss adjustment expenses                           $  53,315,368        $  34,595,738        $  29,909,439
Unearned premiums                                                       38,542,916           24,966,457           24,922,526
Ceded premiums payable                                                  29,953,577           18,199,045           19,644,280
Subordinated debt                                                       13,842,500           10,202,500            3,124,337
Accounts payable and accrued expenses                                    3,303,623            2,031,609            1,739,711
Cash overdraft                                                           1,802,069              408,503                    -
Premium and other taxes payable                                          1,371,787            1,013,166            1,068,523
Mortgage payable                                                                 -                    -            1,879,712
Long term debt                                                                   -              992,000                    -
Other liabilities                                                          206,488              122,641              184,872
                                                                -------------------  -------------------  -------------------
         Total liabilities                                             142,338,328           92,531,659           82,473,400

Commitments and contingencies (see notes 13 and 14)

Stockholders' deficit:
     Common stock, $1 par value, 100,000 shares
         authorized, 7,441 shares issued and outstanding                     7,441                7,441                7,441
     Paid in capital                                                     5,512,862            5,512,862            5,512,862
     Accumulated deficit                                              (22,486,671)         (11,634,121)          (6,854,473)
     Accumulated other comprehensive (loss) income                       (248,111)            (277,680)               33,892
                                                                -------------------  -------------------  -------------------
         Total stockholders' deficit                                  (17,214,479)          (6,391,498)          (1,300,278)
                                                                -------------------  -------------------  -------------------
         Total liabilities and stockholders' deficit                 $ 125,123,849        $  86,140,161        $  81,173,122
                                                                ===================  ===================  ===================

   The accompanying notes are an integral part of these financial statements.

         AMERICAN INDEPENDENT INSURANCE HOLDING COMPANY AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


                                                                       2000                 1999                 1998
                                                                       ----                 ----                 ----
Revenues:
     Premiums earned                                                 $  64,068,184        $  51,387,758        $  45,898,498
     Ceded premiums earned                                            (48,147,064)         (38,404,373)         (33,694,557)
                                                                -------------------  -------------------  -------------------
     Net earned premiums                                                15,921,120           12,983,385           12,203,941
     Investment income (net of expenses)                                   882,585              411,937              599,694
     Net realized investment (losses) gains                               (32,942)                4,315                2,081
     Billing fees                                                        7,722,297            4,350,384            4,130,931
                                                                -------------------  -------------------  -------------------
         Total revenues                                                 24,493,060           17,750,021           16,936,647

Expenses:
     Losses and loss adjustment expenses                                22,161,984           14,707,312           13,261,173
     Amortization of policy acquisition costs                            3,103,371            2,485,045            1,375,931
     Lapsed policy write-off                                             1,100,000                    -                    -
     Other operating expenses                                            7,794,834            4,741,150            1,262,594
     Interest expense                                                    1,048,903              571,889              428,724
                                                                -------------------  -------------------  -------------------
         Total expenses                                                 35,209,092           22,505,396           16,328,422

Net (loss) income before income taxes                                 (10,716,032)          (4,755,375)              608,225

Income tax expense                                                         136,518               24,273               84,630
                                                                -------------------  -------------------  -------------------

Net (loss) income                                                     (10,852,550)          (4,779,648)              523,595

Other comprehensive income (loss):
     Unrealized holding (loss) gain arising during period                  (3,373)            (307,257)               31,083
     Add: reclassification adjustment for losses (gains)
         included in net income                                             32,942              (4,315)              (2,081)
                                                                -------------------  -------------------  -------------------
         Other comprehensive income (loss)                                  29,569            (311,572)               29,002
                                                                -------------------  -------------------  -------------------

Comprehensive (loss) income                                         $ (10,822,981)       $  (5,091,220)          $   552,597
                                                                ===================  ===================  ===================

   The accompanying notes are an integral part of these financial statements.

         AMERICAN INDEPENDENT INSURANCE HOLDING COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


                                                                         Accumulated
                                     Common Stock                            Other
                                  ------------------      Paid-in        Comprehensive         Accumulated
                                   Shares    Amount       Capital        Income (Loss)           Deficit                 Total
                                  --------  --------   -------------   ------------------  -------------------     ----------------
Balance at
January 1, 1998                    7,441    $  7,441   $  5,512,862          $     4,890       $  (7,378,068)       $  (1,852,875)

Other comprehensive income             -           -              -               29,002                    -               29,002

Net income                             -           -              -                    -              523,595              523,595
                                  --------  --------   -------------   ------------------   ------------------  -------------------

Balance at
December 31, 1998                  7,441       7,441      5,512,862               33,892          (6,854,473)          (1,300,278)

Other comprehensive loss               -           -              -            (311,572)                    -            (311,572)

Net loss                               -           -              -                    -          (4,779,648)          (4,779,648)
                                  --------  --------   -------------   ------------------   ------------------  -------------------

Balance at
December 31, 1999                  7,441       7,441      5,512,862            (277,680)         (11,634,121)          (6,391,498)

Other comprehensive income             -           -              -               29,569                    -               29,569

Net loss                               -           -              -                    -         (10,852,550)         (10,852,550)
                                  --------  --------   -------------   ------------------   ------------------  -------------------

Balance at
December 31, 2000                  7,441    $  7,441   $  5,512,862        $   (248,111)       $ (22,486,671)       $ (17,214,479)
                                  ========  ========   =============   ==================   ==================  ===================

   The accompanying notes are an integral part of these financial statements.

         AMERICAN INDEPENDENT INSURANCE HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


                                                                         2000                1999                 1998
                                                                         ----                ----                 ----
Cash flows from operating activities:
    Net (loss) income                                                $ (10,852,550)       $  (4,779,648)          $  523,595
    Adjustments to reconcile net (loss) income to
    net cash used in operating activities:
      Depreciation and amortization                                        612,686              647,293              509,396
      Debt discount amortization                                           140,000              140,000              140,000
      Accretion of fixed maturities                                        (19,455)              (8,107)              (4,343)
      Net realized investment losses (gains)                                32,942               (4,315)              (2,081)
      Changes in assets and liabilities:
        Premiums receivable                                            (14,631,603)            (101,468)          (7,727,344)
        Reinsurance recoverable                                        (13,094,399)          (4,549,944)          (9,161,853)
        Prepaid reinsurance                                            (10,387,630)            (129,440)          (6,125,824)
        Deferred acquisition costs                                        (630,585)             (54,348)          (1,519,448)
        Prepaids and other assets                                        1,067,927             (125,809)            (948,547)
        Unpaid losses and loss adjustment expenses                      18,719,630            4,686,299            6,934,083
        Unearned premiums                                               13,576,459               43,931            7,666,194
        Ceded premiums payable                                          11,754,532           (1,445,235)           8,854,987
        Accounts payable and accrued expenses                            1,272,014              291,898               82,239
        Cash overdraft                                                   1,393,566              408,503                    -
        Premium and other taxes payable                                    358,621              (55,357)             596,495
        Other liabilities                                                   83,847              (62,231)             124,358
                                                                   -----------------   ------------------  -------------------
            Net cash used in operating activities                         (603,998)          (5,097,978)             (58,093)
                                                                   -----------------   ------------------  -------------------

Cash flows from investing activities:
    Purchases of available for sale investments                            (49,403)          (8,565,448)          (1,684,242)
    Proceeds from available for sale investments sold                    1,210,254            1,692,605              583,220
    Proceeds from maturities of investments                                499,572              250,000                    -
    Net (purchases) proceeds of short term investments                  (2,112,730)          (1,741,261)             811,792
    Net proceeds from real estate investment                                     -            1,463,754               27,251
    Additions to property and equipment                                   (802,696)            (514,279)            (806,218)
                                                                   -----------------   ------------------  -------------------
            Net cash used in investing activities                       (1,255,003)          (7,414,629)          (1,068,197)
                                                                   -----------------   ------------------  -------------------

Cash flows from financing activities:
    Proceeds from subordinated debt                                      3,500,000            7,000,000                    -
    Repayments of subordinated debt                                              -              (61,837)            (241,042)
    Proceeds from long-term debt                                                 -            2,000,000                    -
    Repayments of long-term debt                                          (992,000)          (1,008,000)                   -
                                                                   -----------------   ------------------  -------------------
            Net cash provided by (used in) financing activities          2,508,000            7,930,163             (241,042)
                                                                   -----------------   ------------------  -------------------

Net increase (decrease) in cash                                            648,999           (4,582,444)          (1,367,332)
Cash, beginning at year                                                    452,138            5,034,582            6,401,914
                                                                   -----------------   ------------------  -------------------
Cash, end of year                                                     $  1,101,137          $   452,138         $  5,034,582
                                                                   =================   ==================  ===================

Supplemental disclosure:
    Cash paid during the year for interest                            $    679,234          $   169,070          $    16,326
                                                                   =================   ==================  ===================
    Cash paid during the year for taxes                               $     28,644          $    97,915          $   150,218
                                                                   =================   ==================  ===================

   The accompanying notes are an integral part of these financial statements.

         AMERICAN INDEPENDENT INSURANCE HOLDING COMPANY AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


NOTE 1 - GENERAL

NATURE OF OPERATIONS - American Independent Insurance Holding Company ("AIHC" or the "Company") is a specialty property and casualty insurance holding company that markets and underwrites nonstandard personal automobile insurance through its subsidiaries. The Company provides personal automobile liability and personal automobile physical damage (comprehensive and collision) lines of insurance, primarily in the Philadelphia, PA metropolitan area and in 1999 and 2000, began writing business in Maryland and Delaware.

SUBSEQUENT EVENT - On February 28, 2001, the Company entered into a reorganization transaction in which Arch Capital Group Ltd. ("Arch") acquired a portion of the outstanding shares of the Company for $1.25 million. The remaining outstanding shares of the Company were redeemed in exchange for the right of the sellers to receive a portion of the proceeds resulting from the adjudication or settlement of certain lawsuits the Company, as plaintiff, has previously filed against certain defendants ("Lawsuit Net Proceeds"). Immediately after the acquisition of the Company by Arch, $8.5 million of debt that was issued to subsidiaries of Arch by the Company was converted to capital and certain notes (the "TDH notes") in the aggregate amount of $4 million plus accrued interest was forgiven. In consideration for the forgiveness, TDH will be entitled to receive a portion of the Lawsuit Net Proceeds as described above. Subsequent to the transaction, Arch also made a capital contribution to the Company in the amount of $11.0 million. On February 28, 2001, all securities convertible into Capital Stock of AIHC were permanently cancelled and retired and the stock option plan was terminated in its entirety. The effect of the aforementioned transaction was to reduce the Company's debt obligations by approximately $12.5 million and to increase surplus by approximately $23.5 million as of February 28, 2001.

In connection with loans that were made by subsidiaries of Arch to the Company, Arch Reinsurance Company (formerly known as Risk Capital Reinsurance Company and referred to herein as "Arch Re"), a subsidiary of Arch, obtained the rights to provide reinsurance to AIIC for specified periods. On May 5, 2000, Arch sold Arch Re's reinsurance operations to Folksamerica and transferred these reinsurance rights to Folksamerica. Upon the consummation of the reorganization, Folksamerica released the Company from these reinsurance commitments at a cost to AIIC of $1.5 million.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries: American Independent Insurance Company ("AIIC"), American Independent Services Company, Inc. ("AISC"), and C&L Insurance Agency, Inc. ("C&L"). All of the subsidiaries are wholly owned. All significant inter-company accounts and transactions are eliminated in consolidation.

BASIS OF PRESENTATION - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles that differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory agencies.

GOING CONCERN - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced recurring operating losses and has an accumulated deficit of approximately $17,000,000 at December 31, 2000. As discussed in Note 1, on February 28, 2001, the Company entered into a reorganization transaction in which Arch acquired all of the then outstanding shares of the Company for $1.25 million. As a result of this transaction the surplus of the Company was increased by approximately $23.5 million on February 28, 2001.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, at and during the reported period, along with the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates.

INVESTMENTS - The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (FAS 115), "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." The Company's management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. At December 31, 2000, 1999, and 1998, all of the Company's investments are classified as available for sale and are carried at fair value. Unrealized gains and losses relating to available for sale securities are reported as a separate component of stockholders' deficit as accumulated other comprehensive income (loss). Realized investment gains and losses are determined on a specific identification basis. The amortized costs of fixed maturities are adjusted for amortization of premiums and accretion of discounts. Such amortization and accretion are included in interest income.

The fair values of investments are measured using quoted market prices or dealer quotations, when available. When quoted market prices are not available, fair value is measured using quoted market prices for similar securities.

Investment securities are exposed to various risks such as interest rate, market and credit risk. Market values of securities fluctuate based on the magnitude of changing market conditions, and significant changes in market conditions could materially affect portfolio value in the near term. Short-term investments consist primarily of money market accounts and are reported at cost, which approximates market.

The investment in real estate consists of rental property that is reported at cost less allowance for depreciation. In the opinion of management, there is no present indication of diminished value in the reported amount.

POLICY ACQUISITION COSTS - Policy acquisition costs include agents' commissions, premium taxes, and other general and administrative costs incurred in connection with writing business. These costs are deferred and amortized over the period in which the related premiums are earned. The Company does not consider anticipated investment income in determining the recoverability of these costs. There is no indication that these costs will not be fully recoverable in the near term. Reinsurance commissions represent a recovery of acquisition costs and are netted against policy acquisition costs.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost and depreciated on a straight-line basis over the flowing estimated useful lives of the related assets; computer software - 5 years, computer equipment - 5 years, furniture and office equipment - 3 to 5 years, vehicles - 4 years.

UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES - The liability for unpaid losses and loss adjustment expenses includes case basis estimates of reported losses, plus amounts for incurred but not reported losses (IBNR) calculated based upon loss projections utilizing company historical and industry data. The liability for losses has been established on the basis of actuarial assumptions and management judgments. The liability for loss adjustment expenses is generally determined as a percentage of the liability for losses based on an average ratio of paid adjustment expense to paid losses by classes of business. In establishing the liability for losses and loss adjustment expenses, AIIC utilizes the findings of an independent consulting actuary. Management believes that its aggregate liability for unpaid losses and loss adjustment expenses at year-end represents its best estimate, based upon the available data, of the amount necessary to cover the ultimate cost of losses; and claims to date.

Projections of future ultimate losses and loss expenses are inherently uncertain because of the random nature of claims occurrences and the dependency on future contingent events, which are affected by economic, legal, political and social factors. Because of these uncertainties, it is not presently possible to determine whether actual loss experience will conform to the assumptions used in estimating the liability. As a result, the actual liability may be significantly in excess of or less than the amount indicated in the financial statements. As adjustments to those estimates become necessary such adjustments are reflected in current operations.

REVENUE RECOGNITION - Premiums are recognized as revenue on a pro rata basis over the policy term. The portion of premiums that will be earned in the future is deferred and reported as unearned premiums. A significant portion of premiums that are written by the Company lapse as the insured fails to make the required installment payments. Generally, premiums are collected in advance of providing risk coverage, minimizing the Company's exposure to credit risk. When policies lapse the Company writes off the written premium and the applicable unearned premium. Service revenues are recorded as cash is received.

REINSURANCE - In the normal course of business, the Company seeks to reduce losses by reinsuring certain levels of risk with reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the reinsurance contracts. Reinsurance commissions are recognized as income on a pro rata basis over the period of risk. The portion of such commissions that will be earned in the future is deferred and reported as commission, net of related policy acquisition costs.

INCOME TAXES - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards 109 (SFAS 109), "ACCOUNTING FOR INCOME TAXES". SFAS 109 is an asset and liability method, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax and financial reporting bases of certain assets and liabilities. Such differences are related principally to deferred policy acquisition costs, unearned premiums, and the discounting of reserves. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FAIR VALUES OF FINANCIAL INSTRUMENTS - The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, "DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS." The carrying amount of cash, premiums receivable, other assets, accounts payable and other liabilities approximate fair value.

CONCENTRATIONS OF CREDIT RISK - The Company and its subsidiaries maintain cash balances at several banks, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. On occasion during the normal course of business, balances are maintained above the FDIC insurance limit.

The Company maintains short-term investment balances in money market accounts that are insured by the Securities Investor Protection Corporation (SIPC) up to $500,000. Balances for these accounts are maintained in excess of the SIPC insurance limit.

Insurance is written by the Company primarily throughout the Commonwealth of Pennsylvania. The Company performs ongoing credit and risk evaluations of its brokers, insured and reinsureds.

EMPLOYEE STOCK OPTIONS - The Company accounts for employee stock options in accordance with Financial Accounting Standards Board ("FASB") Statement 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION". This statement permits companies to recognize related compensation expense by either the fair value method prescribed by FASB Statement 123, or the intrinsic value approach as prescribed by Accounting Principles Board ("APB") Opinion No. 25 for options granted after December 31, 1995. The Company has elected to use the measurement principles prescribed by APB Opinion No. 25 for all employee stock options.

COMPREHENSIVE INCOME - The Company accounts for comprehensive income in accordance with Financial Accounting Standards Board Statement 130, "REPORTING COMPREHENSIVE INCOME." Comprehensive income is a measurement of certain changes in stockholders' deficit that result from transactions and other economic events other than transactions with members. For the Company, these consist of changes in unrealized gains and losses on the investment portfolio, which are used to adjust net income to arrive at comprehensive income. The cumulative amount of these changes is reported in the balance sheets within accumulated other comprehensive income.

NOTE 3 - INVESTMENTS

Fixed maturities and equities classified as available for sale and carried at fair value as of December 31, 2000, 1999 and 1998 are as follows:



December 31, 2000                                                          Gross              Gross
----------------------------------------           Amortized             Unrealized         Unrealized                Fair
                                                     Cost                  Gains              Losses                 Value
                                            ---------------------     --------------    -----------------    -------------------
U.S. Treasury and government agencies                $2,978,698            $77,800             ($2,000)             $3,056,498
Corporate bonds                                       4,675,462              5,130            (271,378)              4,409,214
                                            ---------------------     --------------    -----------------    -------------------
     Total fixed maturities                          $7,654,160            $82,930           ($273,378)             $7,465,712
                                            =====================     ==============    =================    ===================

Preferred stocks                                       $175,000             $1,000             ($3,000)               $173,000
Common stocks                                            49,403              1,421             (15,166)                 35,658
                                            ---------------------     --------------    -----------------    -------------------
     Total equity securities                           $224,403             $2,421            ($18,166)               $208,658
                                            =====================     ==============    =================    ===================
December 31, 1999                                                          Gross              Gross
----------------------------------------           Amortized             Unrealized         Unrealized                Fair
                                                     Cost                  Gains              Losses                 Value
                                            ---------------------     --------------    -----------------    -------------------
U.S. Treasury and government agencies                $3,016,068            $11,511            ($48,327)             $2,979,252
Corporate bonds                                       6,405,323                  -            (221,177)              6,184,146
                                            ---------------------     --------------    -----------------    -------------------
     Total fixed maturities                          $9,421,391            $11,511           ($269,504)             $9,163,398
                                            =====================     ==============    =================    ===================

Preferred stock                                        $175,000               $563            ($20,250)               $155,313
                                            ---------------------     --------------    -----------------    -------------------
     Total equity securities                           $175,000               $563            ($20,250)               $155,313
                                            =====================     ==============    =================    ===================
December 31, 1999                                                          Gross              Gross
----------------------------------------           Amortized             Unrealized         Unrealized                Fair
                                                     Cost                  Gains              Losses                 Value
                                            ---------------------     --------------    -----------------    -------------------
U.S. Treasury and government agencies                $2,457,721            $34,160               ($151)             $2,491,730
State and political subdivisions                          4,011                 77                    -                  4,088
Corporate bonds                                         499,393                  -                (193)                499,200
                                            ---------------------     --------------    -----------------    -------------------
     Total fixed maturities                          $2,961,125            $34,237               ($344)             $2,995,018
                                            =====================     ==============    =================    ===================

The cost and fair value of fixed maturities are shown by contractual maturity as of December 31, 2000. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                        Amortized              Fair
                                                                          Cost                Value
                                                                   -----------------    ----------------
        Due to mature:
             One year or less                                            $1,000,000            $998,000
             After one year through five years                            5,997,516           5,740,858
             After five years through ten years                             239,507             240,204
             After ten years                                                417,137             486,650
                                                                   -----------------    ----------------
        Total fixed maturities                                           $7,654,160          $7,465,712
                                                                   =================    ================

Certain investments with a carrying value of $554,044, $349,694 and $599,167 have been deposited with various state regulatory agencies as required by law at December 31, 2000, 1999, and 1998, respectively.

Net investment income comprised of accretion and amortization, interest, dividends, rental income and related expenses for the years ended December 31, is as follows:


                                                             2000                 1999               1998
                                                        ----------------     ---------------    ---------------
Fixed maturity investments                                    $873,887            $217,249           $181,897
Short term investments                                          83,902              96,398            102,583
Real estate                                                          -             233,997            393,593
Cash                                                            52,478             182,666            334,057
                                                        ----------------     ---------------    ---------------
Investment Income                                            1,010,267             730,310          1,012,130

Less expenses                                                 (127,682)           (318,373)          (412,436)
                                                        ----------------     ---------------    ---------------

Net investment income                                          $882,585            $411,937           $599,694
                                                        ================     ===============    ===============

Proceeds from sales and repayments of securities amounted to $1,709,826, $1,942,605 and $583,220 in 2000, 1999 and 1998, respectively. Gross gains of $0,
$4,315, and $2,081 and gross losses of $32,942, $0 and $0 were realized on those sales during 2000, 1999 and 1998, respectively.

NOTE 4 - RESTRICTED ASSETS

The following assets were held in Trust under various Securities Purchase Agreements, as further described in Note 8 and can only be utilized to pay claims of AIIC's policyholders and not for any other purpose. The Company pays interest income on the collateral accounts to holder of the note.


                                                                2000                 1999               1998
                                                           ----------------     ---------------    ---------------
Short term investments                                         $5,539,287          $2,158,509      $           -
Fixed maturity investments                                      4,765,932           4,831,279                  -
                                                           ----------------     ---------------    ---------------

                                                              $10,305,219          $6,989,788      $           -
                                                           ================     ===============    ===============

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:


                                                                 2000                 1999               1998
                                                            ----------------     ---------------    ---------------
Computer equipment                                              $3,060,569          $2,427,486         $2,691,267
Furniture and office equipment                                     220,878             217,249            298,355
Vehicles                                                           185,538             145,152            145,152
Leasehold improvements                                              19,890              19,980                  -
                                                            ----------------     ---------------    ---------------

                                                                 3,486,875           2,809,867          3,134,774

Less accumulated depreciation and amortization                  (2,104,418)         (1,617,419)        (1,809,312)
                                                            ----------------     ---------------    ---------------
                                                                $1,382,457          $1,192,448         $1,325,462
                                                            ================     ===============    ===============

Depreciation and amortization expenses for the years ended December 31, 2000, 1999, and 1998, were $612,686, $647,293, and $509,396, respectively.

NOTE 6 - INSURANCE ACTIVITY

The Company writes nonstandard personal auto liability insurance and in August 1999, began writing auto bodily injury and property damage including uninsured and underinsured motorists liability. The Company has reinsured a substantial part of these risks on a quota share basis.

In fiscal years 2000, 1999, and 1998, the Company had a 70% quota share reinsurance agreement for the auto liability program with Arch Re. As discussed in Note 1, Arch sold Arch Re's reinsurance operations to Folksamerica and transferred these reinsurance agreements to Folksamerica. In fiscal years 2000 and 1999, the Company entered into a 90% quota share agreement for the auto bodily injury and auto physical damage with Arch Re. Both agreements provide a 28% provisional ceding commission which is adjusted based upon the actual loss ratio in a given accident year. As discussed in Note 1, the Company entered into a reorganization transaction in which Arch acquired all of the then outstanding shares of the Company for $1.25 million.

For fiscal years 2000, 1999 and 1998, the Company obtained an excess of loss reinsurance agreement with Transatlantic Reinsurance (Transatlantic) for auto liability whereby Transatlantic is liable for losses in excess of $1,000,000 each loss occurrence and $1,000,000 to any one occurrence. For fiscal years 2000 and 1999, the Company obtained an excess of loss reinsurance agreement with Scor Reinsurance Company (Scor) for the auto bodily injury and auto physical damage. For bodily injury, uninsured and underinsured motorists, Scor is liable for $15,000 per person or $30,000 per occurrence with a limit of liability of $85,000 per person and $270,000 per occurrence. In addition, extra contractual obligations and excess policy limits coverage of 90% of $250,000 is provided.

For property damage liability, Scor is liable for $5,000 ultimate net loss each and every occurrence with a limit of $45,000 ultimate net loss for each and every occurrence.

The Company had maintained reinsurance agreements covering policies effective in 1994 and 1995, which were unilaterally terminated in 1995. Reinsurance agreements for policies effective 1991, 1992 and 1993 were commuted by the Company's prior management. It is current management's opinion that these commutations are voidable as they were not completed in an arms' length manner and resulted in significant losses to the Company. The Company is seeking recovery of these losses. The Company has not anticipated and accrued for any recoveries that may be due back to the Company.

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Additionally, failure of reinsurers to honor their obligations could result in significant losses to the Company. The majority of the Company's reinsurance recoverable is from one reinsurer and accordingly, the Company continually evaluates the reinsurers financial condition. There can be no assurance that reinsurance will continue to be available to the Company to the same extent, and at the same cost, as it has in the past. The Company may choose in the future to reevaluate the use of reinsurance to increase or decrease the amounts of risk it cedes to reinsurers. Certain reinsurance treaties require the Company to make deposits into trust accounts to secure the Company's obligations under treaties.

Premiums written and related reinsurance amounts for the years ended December 31, are as follows:


                                       Premiums Written                                    Premiums Earned
                        ------------------------------------------------ ----------------------------------------------------
                             2000            1999             1998            2000             1999              1998
                        --------------- ---------------- --------------- ---------------- ---------------- ------------------
Direct premiums            $77,644,643      $51,431,689     $53,564,692      $64,068,184      $51,387,758        $45,898,498
Premiums ceded            (58,534,694)     (38,533,813)    (39,820,381)     (48,147,064)     (38,404,373)       (33,694,557)
                        --------------- ---------------- --------------- ---------------- ---------------- ------------------
Net premiums               $19,109,949      $12,897,876     $13,744,311      $15,921,120      $12,983,385        $12,203,941
                        =============== ================ =============== ================ ================ ==================

A reconciliation of changes in unpaid losses and loss adjustment expenses for the years ended December 31, 2000, 1999, and 1998, are summarized as follows (in thousands):


                                                                     2000                   1999                  1998
                                                               ------------------    -------------------    -----------------
Balance at January 1                                                    $34,596                $29,909              $22,975
Less:  reinsurance recoverables                                        (22,963)               (19,340)             (13,393)
                                                               ------------------    -------------------    -----------------
                                                                         11,633                 10,569                9,582

Incurred related to
     Current year                                                        17,722                 12,033               11,026
     Prior years                                                          4,440                  2,674                2,235
                                                               ------------------    -------------------    -----------------
Total incurred                                                           22,162                 14,707               13,261

Paid related to
     Current year                                                       (8,496)                (6,386)              (5,368)
     Prior years                                                        (6,426)                (7,257)              (6,906)
                                                               ------------------    -------------------    -----------------
Total paid                                                             (14,922)               (13,643)             (12,274)

Net balance December 31                                                  18,873                 11,633               10,569
Add:  reinsurance recoverables                                           34,442                 22,963               19,340
                                                               ------------------    -------------------    -----------------
Balance, December 31                                                    $53,315                $34,596              $29,909
                                                               ==================    ===================    =================

During 2000 the Company determined that based upon historical experience, changes in underlying actuarial assumptions related to loss development were appropriate. Accordingly, the Company strengthened its reserves for 2000 and all prior years by approximately $5.4 million.

NOTE 7 - REAL ESTATE AND MORTGAGE PAYABLE

As of December 31, 1998, the Company had a mortgage payable outstanding in the amount of $1,879,712 collateralized by investment real estate located in Los Angeles, CA. The Company was relieved from liability under the mortgage as a result of the sale of the real estate during the year ended December 31, 1999.

NOTE 8 - DEBT


                                                                     2000                   1999                  1998
                                                               ------------------    -------------------    -----------------
$3,500,000 senior subordinated note with Arch-                       $3,500,000            $         -           $        -
   U.S. dated March 6, 2000
$2,000,000 senior subordinated note with TDH                          2,000,000              2,000,000                    -
   dated February 24, 1999
$5,000,000 senior subordinated note with Arch Re                      5,000,000              5,000,000                    -
   dated February 24, 1999
$2,000,000 senior subordinated note with TDH                          1,842,500              1,702,500            1,562,500
   dated February 20, 1997
$1,500,000 surplus notes payable to a former                          1,500,000              1,500,000            1,500,000
   employee dated December 31, 1993
$500,000 convertible notes                                                    -                      -               38,665
$300,000 note payable                                                         -                      -               23,172
                                                               ------------------    -------------------    -----------------

Total                                                               $13,842,500            $10,202,500           $3,124,337
                                                               ==================    ===================    =================

On March 6, 2000, the Company issued a $3,500,000 senior subordinated note to Arch Capital Group (U.S.) Inc., a subsidiary of Arch ("Arch-U.S."), in connection with a securities purchase agreement. The note carries an interest rate of 9% per year and is due, in full, on September 6, 2001. The note can be prepaid without penalty.

On February 24, 1999, the Company issued $2,000,000 and $5,000,000 senior subordinated notes to TDH Holdings and Arch Re, respectively, in connection with a securities purchase agreement. The notes carry an interest rate of 9% per year and are due, in full, on January 7, 2003. The notes can be prepaid without penalty.

The notes issued to Arch-U.S. and Arch Re were subsequently transferred to Arch in December 2000.

On February 20, 1997, the Company obtained a $2,000,000 senior subordinated note from TDH. The note bears a rate of interest of 12%, compounded quarterly and is due in full in February 2002. Debt discount of $700,000 is being recognized as interest expense over the life of the note.

All of the senior subordinated note agreements provide for the loan proceeds to be contributed to the capital of AIIC in the form of a surplus note, held in trust under collateral accounts and utilized solely to pay claims of AIIC's policyholders and not for any other purpose (exclusive of the February 20, 1997 TDH debt which did not require assets to be held in a collateral account). The agreements provide for the holders to receive as collateral in the respective surplus note of AIIC as well as all of the outstanding capital stock of the company and it's subsidiaries and all tangible and intangible assets.

As discussed in Note 1, on February 28, 2001, the notes issued to Arch-U.S., Arch Re and TDH were contributed to capital or cancelled, as applicable, in connection with the reorganization.

On December 31, 1993, the Company obtained a surplus note from a former employee for $1,500,000. This note has no stated interest or repayment terms except in the event of bankruptcy or liquidation of the company, the note will be fully payable.

The $500,000 convertible notes payable to stockholders and other related parties are payable at $20,000 per month plus interest at a rate of 10%. The debt was convertible in full for common stock of the Company at $1,746 per share and is subordinate to all other debt. The obligation was paid in full in 1999.

In connection with a stock purchase agreement dated February 29, 1996, the stockholders loaned $300,000 to the Company. The obligation required monthly payments of $10,000 plus interest at the prime rate plus 2% adjusted annually at December 31. The obligation was paid in full in 1999.

On February 24, 1999, the Company obtained a $2,000,000 term loan from Prime Bank and bears interest at the prime rate plus 1.25%. The company had pledged as collateral all of the capital stock of the Company and it's subsidiaries along with a $7,000,000 surplus note from AIIC to AIIHC. The agreement contained certain restrictive covenants regarding the maintenance of minimum tangible net worth and liquid assets. At December 31, 1999 the Company was in violation of these covenants, which could have resulted in the obligation being due and payable immediately, however the bank did not demand repayment and the obligation continued to be paid in accordance with its original terms. The loan provided for monthly principal payments of $112,000 and was paid in full on August 2000.

Aggregate annual maturities of subordinated debt for each of the next five years as of December 31, 2000 are as follows:

                  2001                                     $3,500,000
                  2002                                      1,842,500
                  2003                                      7,000,000
                  2004                                              -
                  2005                                      1,500,000
                                                     -----------------
                                                          $13,842,500
                                                     =================

NOTE 9 - INCOME TAXES

The Company files a consolidated federal income tax return with its subsidiaries and due to operating losses the Company does not have a current federal liability for 2000, 1999 and 1998. The Company and its subsidiaries file separate state income tax returns which resulted in current state tax liabilities of $136,518, $24,273 and $84,630 for the years ending December 31, 2000, 1999 and 1998, respectively. The insurance subsidiary is not subject to state income taxes.

Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                     2000                   1999                  1998
                                                               ------------------    -------------------    -----------------
Deferred tax assets

     Net operating loss carryforwards                                $6,962,562             $4,022,152           $2,263,064
     Capital loss carryover                                              88,852                 88,852               88,852
     LARC Receivable                                                    238,456                238,456              238,456
     Unearned premiums adjustments                                      649,941                433,101              438,916
     Difference between book and tax reserves                           195,023                169,378              243,861
     Unrealized loss on investments                                      84,358                 94,411                    -
                                                               ------------------    -------------------    -----------------
                                                                      8,219,192              5,046,350            3,273,149
     Valuation allowance                                             (7,547,508)            (4,589,065)          (2,822,820)
                                                               ------------------    -------------------    -----------------

Total deferred tax assets                                               671,684                457,285              450,329

Deferred tax liabilities
         Unrealized gain on investments                                      --                     --              (11,523)
         Net policy acquisition costs                                  (671,684)              (457,285)            (438,806)
                                                               ------------------    -------------------    -----------------

Total deferred tax liabilities                                         (671,684)              (457,285)            (450,329)
                                                               ------------------    -------------------    -----------------
Net deferred tax asset (liability)                                   $        -             $        -           $        -
                                                               ==================    ===================    =================

At December 2000, 1999, and 1998, the Company had net operating loss carryforwards totaling approximately $20,500,000, $12,000,000, and $6,700,000, respectively. These net operating losses expire at various times from 2008 to 2015. Additionally, utilization of these losses, if available, will depend on generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Due to the acquisition of the Company as described in Note 1, the utilization of the net operating losses will be limited to approximately $60,000 per year due to the change in ownership. The primary difference between the Company's effective tax rate and statutory rate for 2000, 1999, and 1998 was attributed to the establishment of valuation reserves on the net deferred tax asset.

NOTE 10 - EMPLOYEE BENEFIT PLANS

PROFIT-SHARING RETIREMENT AND SAVINGS PLAN - The Company sponsors a profit-sharing retirement and savings plan under Section 401(k) of the Internal Revenue Code covering all eligible employees. Under the plan, employees make voluntary contributions up to statutory maximum amounts, and the Company may make discretionary contributions based on a percentage of eligible compensation. No discretionary contributions were made in 2000, 1999 and 1998.

STOCK OPTION PLAN - The Company has a Stock Option Plan (the "Plan"), which permits the granting of options to purchase up to 992.22 shares of common stock at a price per share no less than 100% of fair market value of the common stock on the date the option is granted. The options vest over periods not to exceed three years. The plan provides for the granting of incentive stock options qualified under Section 422 of the Internal Revenue Code, as well as nonqualified stock options for employees and directors.

No option may have a term longer than 10 years. Options under the plan are non-transferable except in the event of death and are only exercisable by the holder while employed by the Company. In connection with the reorganization as discussed in Note 1, the Plan was terminated effective February 28, 2001.

The following table contains information on stock options for options granted from the Plan:


                                                                    Number             Exercise            Weighted-
                                                                      of             Price Range            average
                                                                    Shares            Per Share              Price
                                                                  -----------     -------------------    ---------------
Options outstanding at December 31, 1998, 1999, 2000                     896          $756 to $1,344             $1,018
                                                                  ===========     ===================    ===============

Shares exercisable at December 31, 1998                                  464          $756 to $1,344             $1,093
                                                                  ===========     ===================    ===============
Shares exercisable at December 31, 1999                                  896          $756 to $1,344             $1,018
                                                                  ===========     ===================    ===============
Shares exercisable at December 31, 2000                                  896          $756 to $1,344             $1,018
                                                                  ===========     ===================    ===============

Options available for future grant under the Plan                         96                       -                  -
                                                                  ===========     ===================    ===============


                                                                                    Ranges                     Total
                                                                           --------------------------    -------------------
Range of exercise prices                                                         $756         $1,344         $756 to $1,344
Outstanding options:
     Number outstanding                                                           496            400                    896
     Weighted average remaining years contractual life (years)                    5.1              6                    5.5
Weighted average exercise price                                                  $756         $1,344                 $1,019
                                                                           ===========    ===========    ===================


 Exercisable options:
      Number outstanding at December 31, 1998                                    198               266              464
      Weighted average exercise price                                           $756            $1,344           $1,093
                                                                     ================    ==============    =============

      Number outstanding at December 31, 1999                                    496               400              896
      Weighted average exercise price                                           $756            $1,344           $1,018
                                                                     ================    ==============    =============

      Number outstanding at December 31, 2000                                    496               400              896
      Weighted average exercise price                                           $756            $1,344           $1,018
                                                                     ================    ==============    =============

NOTE 11 - STOCK WARRANTS

In connection with the issuance of the subordinated note to TDH III L.P. ("TDH"), dated February 20, 1997 and discussed in Note 8, the Company issued three warrants to purchase a total of 2,729 shares of common stock. The A-1 warrant to purchase 1,489 shares of common stock at a price of $.01 per share is exercisable immediately, was valued at $700,000 and has been recorded as original issue discount and paid-in-capital. This discount is being amortized over the life of the loan (five years) and amounted to $140,000 during the years ended December 31, 2000, 1999, and 1998, respectively. This warrant contains certain repurchase provisions that entitle the Company to repurchase the warrant, or if the warrant has been exercised, the shares issued in connection with the warrant, at a repurchase price that will fluctuate based on the date of repurchase. The repurchase price has been tied by formula to a floating rate of return between 38% and 30% on the $2,000,000 subordinated note. The repurchase provision may be exercised from February 21, 1998 to August 21, 2002, only after repayment in full of the subordinated note and all interest accrued thereon.

The A-2 warrant granted to TDH enables TDH to purchase 496 shares of common stock upon their advancing $666,667 to the Company. The A-2 warrant will be deemed to be exercised by virtue of the extinguishment of the note evidencing the above obligation and may be exercised at any time after TDH advances the funds and continuing until February 21, 2004.

The third warrant associated with the subordinated note, the B warrant, entitles TDH to purchase 744 shares of common stock at any time prior to February 21, 2005 with the occurrence of certain events at an exercise price of $.01 per share. These triggering events include, but are not limited to: a) an initial public offering by the Company of its common stock; b) a consolidation or merger of the Company with another entity; c) a change of control of 33% or more of the issued and outstanding shares of the Company; d) a sale of assets or operations which generated more than 33% of the Company's revenues during the preceding fiscal year; or e) a transaction in which the Company sells assets for a purchase price equal to or greater than 33% of the Company's assets as indicated by the Company's most recent financial statements prior to such transaction.

In connection with the securities purchase agreement dated February 24, 1999 with Arch Re and TDH as discussed in Note 8, the Company issued Class A warrants to purchase 490.65 and 297.45 shares of common stock at a price of $0 per share. The warrants are exercisable immediately. The warrants contain certain provisions that allow for changes to the exercise rate based upon changes in the Company's capital stock. Due to the financial condition of the Company at the date of issuance no value was assigned to the warrants.

In connection with the securities purchase agreement dated March 6, 2000 with Arch-U.S. as discussed in Note 8, the Company issued Class C warrants to purchase 645.52 shares of common stock at a price of $0 per share. The warrants are exercisable immediately. The warrants contain certain provisions that allow for changes to the exercise rate based upon changes in the Company's capital stock. Due to the financial condition of the Company at the date of issuance no value was assigned to the warrants.

With the reorganization of the Company as discussed in Note 1, on February 28, 2001, all stock warrants were permanently cancelled.

The following table summarizes information concerning the warrants described above as of December 31, 2000, 1999, and 1998:


                                                                   Number              Exercise             Weighted-
                                                                     of               Price Range            average
                                                                   Shares              Per Share              Price
                                                                ------------     --------------------    ---------------
        Warrants Balance at December 31, 1997                       3,354.1            $.01 to 1,344            $198.77
        Warrants issued - February 24, 1999                           788.1                      .00                .00
        Warrants issued - March 6, 2000                               645.5                      .00                .00
        Warrants canceled                                           (625.1)                      0.1                0.1
        Warrants exercised                                                -                        -                  -

        Warrants outstanding at December 31, 2000                  4,162.60            $.00 to 1,344            $160.15
                                                                ============     ====================    ===============

        Warrants exercisable - December 31, 1998                    1,489.0              $.00 to 0.1               $.01
                                                                ============     ====================    ===============
        Warrants exercisable - December 31, 1999                    2,277.1              $.00 to 0.1               $.01
                                                                ============     ====================    ===============
        Warrants exercisable - December 31, 2000                    2,922.6              $.00 to 0.1               $.01
                                                                ============     ====================    ===============

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company's real estate investment was managed by a company owned by certain stockholders (the "S/H group"). The management fee was 5% of gross rental income which amounted to approximately $11,700 and $19,680 in 1999 and 1998, respectively. An agreement between the Company and the S/H group entitled the S/H group to repurchase the property at book value. As disclosed in Note 7, the S/H group repurchased the building during the year ended December 31, 1999.

NOTE 13 - COMMITMENTS

Concurrent with the TDH note agreement effective February 20, 1997, (see Note
8), the Company and its subsidiaries entered into a Securities Purchase Agreement ("Arch Re Agreement") with Arch Re, the Company's primary reinsurer. The Arch Re Agreement provided for a credit facility of $3,595,000 to AISC to be used to pay losses and loss adjustment expenses for accident years prior to January 1, 1996. The agreement provided that Arch Re has the right to purchase notes from AISC for the entire commitment amount. The notes obligated AIHC to issue to Arch Re warrants to purchase 625.1 shares of common stock at a price of $.01 per share. The warrant was to be issued upon the draw down by the Company of funds under the agreement however, no amounts were borrowed and no warrants were issued under this agreement, which terminated on December 31, 1998. The termination of this commitment was part of an agreement dated February 24, 1999. As a condition to the agreement, the Company established a Trust in the initial amount of $5,200,000 during 1997, which was released in 1998 when the agreement terminated.

The Company leases its home office under an operating lease that expires July 2002. Minimum monthly lease payments are approximately $22,000 with an escalation clause equal to the CPI not to exceed 3%.

Aggregate annual lease payments for each of the next five years as of December 31, 2000 are as follows:

                 2001                               $320,700
                 2002                                187,050
                                             -----------------
                                                    $507,750
                                             =================

The total rental expense was $436,515, $347,133, and $288,641 for the years ended December 31, 2000, 1999, and 1998, respectively.

The Company has entered into employment contracts with its Chairman and President both expiring in 2002. The agreements provide for minimum annual base compensation aggregating $570,000 and also include provisions for bonus compensation. The agreements also provide for other benefits, including Company-paid life insurance and expense allowances. The agreement with the Chairman was terminated on February 28, 2001.

NOTE 14 - CONTINGENCIES

The Company is named as defendant in various lawsuits generally relating to its insurance operations. Legal actions generally arise from claims made under insurance policies issued by the subsidiaries. These actions were considered by the Company in establishing its loss and loss adjustment expense reserves. The Company believes that the ultimate disposition of these and other pending lawsuits will not materially impact the Company's financial position, cash flows, or results of operations.

The Company is the plaintiff in various state and federal suits against various parties, one of which is a former director and officer of the Company. The state suit has been settled and the Company will not retain the majority of the proceeds. The federal suit is currently scheduled for trial in the fall of 2001. The former director/officer has filed a counterclaim in the amount of $3.8 million of which $1.5 million is due to him under surplus note agreements. (See Note 8). The Company believes that the payment of any amount under the counterclaim is unlikely.

The Pennsylvania Property and Casualty Insurance Guarantee Association ("PIGA") assesses solvent insurance companies for insurance companies under regulatory supervision to cover losses to policyholders of insolvent or rehabilitated companies. PIGA assesses its members on a pro rata basis and bills such assessments deemed necessary by its Board of Directors. Although the Company is not able to reasonably estimate the potential effect of any future assessments, such amounts charged against operations historically have not been material. The Company records these assessments in accordance with Statement of Position No 97-3 "ACCOUNTING BY INSURANCE & OTHER ENTERPRISES FOR INSURANCE-RELATED ASSESSMENTS".

NOTE 15 - STATUTORY INFORMATION

As a holding company, the principal source of the Company's cash available for debt service and payment of dividends (other than through the use of borrowed funds or employment of other assets) is dividends received from AIIC and AISC. Under Pennsylvania Insurance Law, AIIC may only pay dividends out of unassigned funds (surplus) or, otherwise, upon the approval (or failure to disapprove within 30 days written notice) of the Pennsylvania Insurance Commissioner. As of December 31, 2000, 1999, and 1998, AIIC had a deficit of unassigned (surplus) approximating, $0, $15,000,000, and $10,000,000, respectively. Additionally, prior to the reorganization on February 28, 2001 (see Note 1), dividends must be approved by TDH and Arch under the terms of their respective securities purchase agreements. These restrictions are not expected to significantly affect the Company's ability to meet its foreseeable cash requirements.

The Company's insurance subsidiary, as part of its regulatory filings is required to disclose its risk-based capital ("RBC") requirements. The National Association of Insurance Commissioners ("NAIC") develops the RBC program to enable regulators to take appropriate and timely regulatory actions with respect to insurers that show sign of weak or deteriorated financial condition. RBC is a series of dynamic surplus-related formulas that contain a variety of factors that are applied to financial balances based on a degree of certain risks, such as asset, credit and underwriting risks. The Company's statutory capital and surplus exceeded the NAIC's mandatory control level risk based capital at December 31, 2000, 1999, and 1998.

At December 31, 2000, 1999, and 1998, statutory capital approximated $6,000,000, $7,000,000, and $9,000,000, respectively. For the years ended December 31, 2000, 1999 and 1998, statutory net (loss) income approximated $(10,000,000), $(5,000,000) and $140,000, respectively.

For the purposes of determining statutory capital and surplus, and corresponding risk-based capital, the Pennsylvania Insurance Department has permitted certain accounting practices in the preparation of AIIC's statutory financial statements. These permitted practices include: a) the recognition of the reorganization transaction as described in Note 1 as of December 31, 2000 in which the Company transferred $11,200,907 from surplus notes to contributed surplus; recognized as a receivable and as an addition to surplus of $9,500,000 ($2,600,000 in the form of a surplus note and $6,900,000 as additional capital) of future capital contributions; and reclassified all of AIIC's unassigned funds (surplus) to gross paid in and contributed surplus, b) the recognition of a receivable and additional surplus for surplus notes to be contributed by AIHC of $3,500,000 and $7,000,000 in 1999 and 1998; c) the recognition of $1,145,000 of amounts due from AISC in 1998 that was in excess of 90 days old. These practices resulted in increases to statutory surplus of $9,500,000, $3,500,000, and $8,145,000 at December 31, 2000, 1999, and 1998, respectively.

In addition, the Commonwealth of Pennsylvania Insurance Laws require the maintenance of minimum capital for insurance companies domiciled therein. At December 31, 2000, 1999, and 1998, AIIC's minimum statutory capital exceeded the statutory requirement of $850,000.

The NAIC has recently adopted a codified set of statutory accounting practices (the codification). The codification has been adopted by the Commonwealth of Pennsylvania and was effective on January 1, 2001. The Company has reported the effect of adoption will be a net increase in surplus of approximately $600,000, primarily as a result of the recording of a deferred tax asset.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
                          ARCH CAPITAL GROUP LTD. AND
                 AMERICAN INDEPENDENT INSURANCE HOLDING COMPANY

     The following unaudited pro forma condensed combined information as of and for the twelve months ended December 31, 2000 is based on the historical financial statements of American Independent Insurance Holding Company ("AIHC") included elsewhere in this Form 8-K and the historical financial statements of Arch Capital Group Ltd. ("ACGL") included in its Annual Report on Form 10-K for the year ended December 31, 2000. The pro forma financial information gives effect to the transactions consummated by the Reorganization Agreement.

     The pro forma statement of income was prepared assuming the transaction was effected as of January 1, 2000, and the pro forma statement of financial condition was prepared assuming the transaction was effected on December 31, 2000. The purchase price allocation (given effect to in the pro forma financial statements) is preliminary because additional information is necessary to complete the actual purchase price allocation. The unaudited pro forma financial information should be read in conjunction with the related Notes thereto and the historical financial statements of AIHC, included herein, and the historical financial statements of ACGL.

    AIHC operating results for the year ended December 31, 2000 included the impact of a change in the underlying actuarial assumptions related to loss development along with a number of non-recurring expense items. The pro forma information does not purport to be indicative of the results of operations that would have occurred had the transaction been consummated on the assumed dates, nor is the information intended to be a projection for any future period.

                             ARCH CAPITAL GROUP LTD.
     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 2000
                                 (IN THOUSANDS)


                                                                                          PRO FORMA
                                                                            ---------------------------------------
                                                    ACGL          AIHC        ADJUSTMENTS              COMBINED
                                                ------------- ------------- ----------------         --------------
ASSETS
Investments:
Fixed maturities                                     $38,475        $7,466                                 $45,941
Publicly traded equity securities                     51,322           208                                  51,530
Privately held securities                             59,437                       ($7,350) b               52,087
Securities held in escrow                             20,970                                                20,970
Short-term investments                                97,387         6,319                                 103,706
                                                ------------- ------------- ----------------         --------------
Total investments                                    267,591        13,993          (7,350)                274,234
                                                ------------- ------------- ----------------         --------------

Cash                                                  11,481         1,101          (1,742) a,f,g           10,840
Accrued investment income                              1,432           240                                   1,672
Goodwill                                               6,111                         15,477 a               21,588
Investment accounts receivable                           993                                                   993
Deferred income tax asset                              8,192                                                 8,192
Premiums receivable                                                 36,001                                  36,001
Reinsurance recoverable                                             70,070                                  70,070
Other assets                                           3,126         3,719           (1,500) c               5,345
                                                ------------- ------------- ----------------         --------------
TOTAL ASSETS                                        $298,926      $125,124           $4,885               $428,935
                                                ============= ============= ================         ==============

LIABILITIES
Reserve for contingent loss of escrowed assets       $15,000                                               $15,000
Claims and claims expenses                                         $53,315                                  53,315
Unearned premiums                                                   38,543                                  38,543
Reinsurance balances payable                                        29,954                                  29,954
Other insurance liabilities                                          1,372                                   1,372
Subordinated debt                                                   13,843        ($12,342) b,e              1,501
Other liabilities                                      8,608         5,311          (1,137) e               12,782
                                                ------------- ------------- ----------------         --------------
TOTAL LIABILITIES                                     23,608       142,338         (13,479)                152,467
                                                ------------- ------------- ----------------         --------------
                                                                                            a,b,c,
Shareholders' Equity                                 275,318      (17,214)           18,364 e,f,g          276,468

                                                ------------- ------------- ----------------         --------------
Total Liabilities & Shareholders' Equity            $298,926      $125,124           $4,885               $428,935
                                                ============= ============= ================         ==============

                The accompanying notes are an integral part of
            the unaudited pro forma combined financial statements.

                             ARCH CAPITAL GROUP LTD.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS SUMMARY OF PRO FORMA ADJUSTMENTS - STATEMENT OF FINANCIAL CONDITION


       BALANCE SHEET ACCOUNT            NOTE                      ADJUSTMENT                   December 31, 2000
------------------------------------- ---------- --------------------------------------------- -------------------
                                                                                                 (in thousands)

                                                 Contribution to capital - ACGL note
Privately held securities             b          receivable from AIHC                                    ($7,350)

Cash                                  a          Payment of purchase price                                (1,543)
                                      f          Net proceeds from Lawsuits to AIHC                          169
                                      g          Stock redemption of Selling Shareholders                   (368)

Goodwill                              a          Excess purchase price                                    15,477

Other assets                          c          Payment of Folksamerica release                          (1,500)

                                                                                               -------------------
Effect on Total Assets                                                                                    $4,885
                                                                                               ===================

                                                 Contribution to capital - AIHC note payable
Subordinated debt                     b          to ACGL                                                  (8,500)
                                      e          Debt forgiveness - AIHC note payable to TDH              (3,842)

                                                 Interest forgiveness of AIHC note payable
Other liabilities                     e          to TDH                                                   (1,137)

                                                                                               -------------------
Effect on Total Liabilities                                                                              (13,479)

Shareholders' equity                  a          Excess purchase price                                    15,477
                                      a          Payment of purchase price                                (1,543)
                                                 Contribution to capital - ACGL note receivable
                                      b          from AIHC                                              1,150
                                      c          Payment of Folksamerica release                          (1,500)
                                                 Retained earnings - forgiveness of AIHC
                                      e          note payable and interest payable to TDH                  4,979
                                      f          Net proceeds from Lawsuits to AIHC                          169
                                      g          Stock redemption of Selling Shareholders                   (368)

                                                                                               -------------------
Effect on Shareholders' Equity                                                                            18,364
Effect on Total Liabilities
                                                                                               -------------------
and Shareholders' Equity                                                                                  $4,885
                                                                                               ===================

                             ARCH CAPITAL GROUP LTD.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                              PRO FORMA
                                                                                 -------------------------------------
                                                         ACGL          AIHC       ADJUSTMENTS              COMBINED
                                                     -------------- ------------ ---------------         -------------

REVENUES
Net premiums written                                      ($10,604)     $19,984                                $9,380
(Increase) decrease in unearned premiums                    98,134       (4,063)                               94,071
                                                     -------------- ------------ ---------------         -------------
Net premiums earned                                         87,530       15,921                               103,451
Net investment income                                       15,923          883            $220 b,e            17,026
Gain on sale of reinsurance operations                       2,191                                              2,191
Net realized investment gains                               16,872          (33)                               16,839
Other revenue                                                             7,722                                 9,642
                                                     -------------- ------------ ---------------         -------------
Total revenues                                             122,516       24,493             220               147,229
                                                     -------------- ------------ ---------------         -------------

OPERATING COSTS AND EXPENSES
Claims and claims expenses                                  76,263       22,162                                98,425
Commissions and brokerage                                   26,756        4,203                                30,959
Reserve for contingent loss of escrowed assets              15,000                                             15,000
Other operating expenses                                     7,953        8,844           1,032 a              17,829
Foreign exchange (gain) loss                                 1,159                                              1,159
                                                     -------------- ------------ ---------------         -------------
Total operating costs and expenses                         127,131       35,209           1,032               163,372
                                                     -------------- ------------ ---------------         -------------

Income (Loss) Before Income Taxes and Equity in
Net Income (Loss) of Investees                              (4,615)     (10,716)           (812)              (16,143)
                                                     -------------- ------------ ---------------         -------------

Income taxes:
Current                                                                     137                                   137
Deferred                                                     5,425                            0 d               5,425
                                                     -------------- ------------ ---------------         -------------
Income tax expense (benefit)                                 5,425          137               0                 5,562
                                                     -------------- ------------ ---------------         -------------

Income (Loss) Before Equity in Net Income
of Investees                                               (10,040)     (10,853)           (812)              (21,705)
Equity in net income of investees                            1,299                                              1,299
                                                     -------------- ------------ ---------------         -------------
Net Income (Loss)                                          ($8,741)    ($10,853)          ($812)             ($20,406)
                                                     ============== ============ ===============         =============

AVERAGE SHARES OUTSTANDING
Basic                                                   13,198,075                                         13,198,075
Diluted                                                 13,198,075                                         13,198,075

PER SHARE DATA

Net Income (Loss) - Basic                                   ($0.66)                                            ($1.55)
Net Income (Loss) - Diluted                                 ($0.66)                                            ($1.55)

                             ARCH CAPITAL GROUP LTD.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
             SUMMARY OF PRO FORMA ADJUSTMENTS - STATEMENT OF INCOME


                                                                                                         Year Ended
                                                                                                        December 31,
       INCOME STATEMENT ITEM           NOTE                         ADJUSTMENT                              2000
------------------------------------ --------- ------------------------------------------------------ -----------------
                                                                                                       (in thousands)
Net investment income                b         Interest income on ACGL note receivable from AIHC                ($471)
                                     b         Interest expense on AIHC's note payable to ACGL                    471
                                     e         Interest expense on AIHC's note payable to TDH                     220

Other operating expenses             a         Amortization of goodwill                                        (1,032)

Provision for income taxes           d         Tax effect of pro forma adjustments                                (77)
                                     d         Valuation allowance on pro forma adjustments                        77

                                                                                                      -----------------
Effect on Net Income (Loss)                                                                                     ($812)
                                                                                                      =================

                             ARCH CAPITAL GROUP LTD.

    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


The pro forma financial statements include the historical results of ACGL and AIHC. The following pro forma adjustments, which are necessary to reflect the acquisition of AIHC, are included:

(a) The acquisition of AIHC has been accounted for as a business combination using the purchase method. The purchase price for this acquisition is the sum of consideration paid and the transaction costs incurred by ACGL. Under the purchase method of accounting for business combinations, the purchase price is allocated to the assets and liabilities based on their relative fair value with the excess of the acquisition costs over the fair value of the net assets recorded as the excess of cost over the book value acquired. The fair values of reserves for claims and claims expenses and related reinsurance recoverable for AIHC's subsidiary, American Independent Insurance Company ("AIIC"), were estimated based on the present value of the expected underlying cash flows of the reserves and reinsurance recoverables, and include a risk factor and a profit margin.

          Preliminary analyses have been performed in order to identify intangible assets and to allocate purchase price to identifiable assets with the excess of purchase price over net tangible and intangible assets recorded as goodwill, which will be amortized over 15 years. The following table summarizes the calculation and allocation of purchase price:


          PURCHASE PRICE (000'S):                     AIHC
                                                 ---------------
          Consideration paid or payable                  $1,250
          Transaction costs                                 293
                                                 ---------------
            Total Purchase Price                         $1,543
                                                 ===============
          PURCHASE PRICE ALLOCATION (000'S):
          Fair value of acquired net assets           $(13,934)
          Identified intangibles                              0
          Deferred taxes                                      0
          Goodwill                                       15,477
                                                 ---------------
            Total Allocation of Purchase Price           $1,543
                                                 ===============

(b) Pro forma adjustments have been included to eliminate ACGL's note receivable from AIHC ($7.35 million), restoration of a previously recorded estimated market value discount on the note receivable ($1.15 million) and related net investment income ($0.5 million) along with the corresponding AIHC note payable to ACGL and related interest expense.

(c) In connection with the loans ACGL previously made to AIHC, ACGL had obtained rights to provide reinsurance to AIIC for specific periods. These rights were subsequently transferred to Folksamerica. In connection with ACGL's acquisition of AIHC, Folksamerica released AIIC from these rights to provide reinsurance at a cost of $1.5 million to AIIC.

(d) The pro forma adjustments have been tax effected at an estimated effective tax rate of 35% on all items except goodwill, which is not deductible for tax purposes. At December 31, 2000, AIHC carried a full valuation allowance against its deferred tax asset related to its net operating loss carryforwards. A full valuation allowance has been applied against the pro forma adjustment amount, resulting in no additional income tax expense reflected in the pro forma results.

(e) TDH $4.0 million note payable forgiven at closing in return for a portion of the proceeds from the Lawsuits ($0.2 million) along with forgiveness of accrued interest on the note payable in the amount of $1.1 million. The related interest expense in 2000 has been eliminated as a pro forma adjustment.

(f) Proceeds from the Lawsuits, net of expenses, were distributed to the Selling Shareholders and TDH according to agreed-upon percentages. After these distributions, AIHC retained a small portion of the proceeds.

(g) AIHC redeemed the outstanding stock held by the Selling Shareholders in return for a portion of the proceeds from the Lawsuits ($0.4 million).